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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ----------------

                                    FORM 8-K
                                 CURRENT REPORT
                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934

                Date of Report (Date of earliest event reported):
                                  July 12, 2002

                               Acterna Corporation
             (Exact name of registrant as specified in its charter)

            Delaware                      000-07438              04-2258582
(State or other jurisdiction      (Commission File No.)       (IRS Employee
        of incorporation)                                    Identification No.)

                             20410 Observation Drive
                           Germantown, Maryland 20876
          (Address of principal executive offices, including zip code)

       Registrant's telephone number, including area code: (301) 353-1550

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Item 5.  Other Events.

         On July 12, 2002, Acterna Corporation ("Acterna") reached agreement with its lender group to amend (the "Amendment") the Credit Agreement, dated as of May 23, 2000 (as amended, supplemented or otherwise modified, the "Credit Agreement"), among Acterna LLC, a Delaware limited liability company and a wholly-owned subsidiary of Acterna ("Acterna LLC"), certain other subsidiaries of the Acterna, JPMorgan Chase Bank, as Administrative Agent, and certain other parties thereto.

         The Amendment will provide, among other things, for the following changes to the Credit Agreement:

         The limitation on optionally repurchasing Acterna LLC's 9 3/4% Senior Subordinated Notes due 2008 (the "Senior Subordinated Notes") will be amended to permit, subject to certain restrictions and conditions, the purchase for up $24 million in aggregate purchase price of the Senior Subordinated Notes pursuant to tender offers commenced by Acterna LLC and CD&R VI (Barbados), Ltd., a Barbados company the capital stock of which is owned by Clayton, Dubilier & Rice Fund VI Limited Partnership, an affiliate of Acterna ("CD&R Barbados"), on June 24, 2002. The restrictions on asset sales will be amended to permit, subject to certain restrictions and conditions, the sale of Acterna's Airshow business to Rockwell Collins, Inc. ("Rockwell Collins") pursuant to a previously announced agreement with Rockwell Collins, so long as the net proceeds of such sales are used to prepay the loans under the Credit Agreement. In addition, the restrictions on indebtedness contained in the Credit Agreement will be amended to allow Acterna LLC to incur additional secured indebtedness as a result of the issuance of new senior secured convertible notes to CD&R Barbados, which is expected to agree with the Administrative Agent to invest all future cash interest received, on an after tax basis, on all of the Senior Subordinated Notes held by it in such new senior secured convertible notes (the "CD&R Barbados Investment").

         Under the Amendment, if the Airshow sale is consummated, the minimum EBITDA amounts Acterna must comply with will be adjusted to be negative $40 million, negative $17 million and $0 for the six, nine and twelve month periods ended September 30, 2002, December 31, 2002 and March 31, 2003, respectively. In addition, if Acterna prepays at least $100 million of the term loans under the Credit Agreement (other than with the proceeds of the Airshow sale), (i) Acterna's maximum leverage coverage ratio and minimum interest coverage ratio will be waived until (but not including) June 30, 2004 and (ii) Acterna will need to comply with the following minimum EBITDA requirements for each of the following twelve month periods: $20 million for a period ending June 30, 2003, $30 million for a period ending September 30, 2003, $40 million for a period ending December 31, 2003 and $50 million for a period ending March 31, 2004. The amendment also increases the interest rates on the loans under the Credit Agreement by 0.25%.


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         The effectiveness of the Amendment is subject to a number of conditions, including approval by the Administrative Agent of the CD&R Barbados Investment and satisfaction of customary closing conditions.

Item 7.  Financial Statements and Exhibits.

         Exhibit 99.1: Press Release, dated June 24, 2002, entitled, "Acterna Corporation Receives Approval From its Lender Group for Amendment to its Senior Secured Credit Facility", which release is furnished but not filed as part of
Item 9 of this report.

Item 9.  Regulation FD Disclosure.

         Attached hereto as Exhibit 99.1 and furnished but not filed is a press release entitled "Acterna Corporation Receives Approval From its Lender Group for Amendment to its Senior Secured Credit Facility".


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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   ACTERNA CORPORATION

Date:  July 17, 2002

                                   By:   /s/  John D. Ratliff
                                         ---------------------------------------
                                         Name:  John D. Ratliff

                                         Title: Senior Vice President and Chief
                                                Financial Officer


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